                                                             EXHIBIT 99.1

                                                             NEWS RELEASE


73-710 FRED WARING DRIVE
PALM DESERT, CA 92260
(619) 340-0098

FOR FURTHER INFORMATION
CONTACT: DORRIE B. OSBORNE
(619) 340-0098

                       UNITED STATES FILTER CORPORATION
                     REPORTS RECORD SECOND QUARTER RESULTS


PALM DESERT, CALIFORNIA, November 1, 1995 - United States Filter Corporation (NYSE:USF) today reported record revenues of $108,308,000 for the quarter ended September 30, 1995 versus $67,201,000 for the quarter ended September 30, 1994, representing a 61% increase. The Company also reported net income of $4,509,000 for the quarter versus $1,908,000 for the same period last year, representing a 136% increase, with earnings per share for the quarter of $.19 versus $.12 last year, a 58% increase. The weighted average number of shares outstanding increased to 22,952,000 from 14,818,000 for the same period last year.

The Company said that its gross margin improved to 30.9% from 28.7% in the year ago second quarter and operating income as a percentage of revenues improved to 7.86% from 4.91%. The Company's product mix was evenly divided between capital equipment and service & parts with its backlog increasing to $158,148,000 from $112,381,000 in the year ago period.

The Company also reported record revenues of $199,847,000 for the six months ended September 30, 1995 versus $122,264,000 for the same period last year. Net income for the first half of fiscal 1996 grew to $7,868,000 from $3,015,000 and earnings per share for the first half of this fiscal year are $.35 versus $.18 last year. The weighted average number of shares outstanding for the first half were 21,477,000 versus 14,721,000 a year ago.

"Virtually all segments of our business continued to improve both year over year and quarter over quarter," stated Richard J. Heckmann, Chairman and CEO of U.S. Filter. "The activity level in Treated Water Outsourcing, a Nalco/U.S. Filter Joint Venture, was also significant." The Company also said that second quarter results included only two months of revenues and earnings from its recently acquired Interlake division and no financial results from Polymetrics, Inc. which was acquired on October 2, 1995.

Separately, U.S. Filter confirmed Eastern Enterprises' intention to sell, subject to price and market conditions, its 3,041,092 shares of U.S. Filter common stock in a public offering. Eastern Enterprises received those shares in 1993 in connection with the sale of the Ionpure division to U.S. Filter. Additionally, U.S. Filter also confirmed Laidlaw Inc.'s intention to issue in a public offering, subject to price and market conditions, notes exchangeable into approximately 2,965,000 shares of common stock of the Company currently held by subsidiaries of Laidlaw Inc. Laidlaw Inc. acquired these shares in 1994 in connection with the sale of Smogless S.p.A. to U.S. Filter. U.S. Filter will file this week with the Securities and Exchange Commission ("SEC") an amendment updating the shelf registration statement relating to the shares held by Eastern, and Laidlaw expects to file with the SEC a registration statement by Friday for the exchangeable notes. The two public offerings will be completed simultaneously as soon as possible. U.S. Filter will not receive any proceeds from the offerings as there will be no primary shares issued.

"We believe the distribution of the Eastern and Laidlaw positions will complete the Ionpure and Smogless transactions in which we issued stock in return for businesses that fit our strategic objectives. There has been uncertainty over the timing of the distribution of these positions which now should be put to rest," said Mr. Heckmann of U.S. Filter. "Both Eastern and Laidlaw have been solid and supportive shareholders. We know that holdings in U.S. Filter stock are not strategic to their businesses and we concur that the distribution of the securities at this time is in the best interest not only of their shareholders but also of ours," he said.

U.S. Filter is a leading global provider of industrial and commercial water and wastewater treatment systems and services. With corporate offices in Palm Desert, California, U.S. Filter services its customers and substantial installed base of systems through its worldwide network of 124 sales and service facilities, including 12 manufacturing plants. In addition, U.S. Filter is a leading international provider of service deionization and outsourced water services, including the operation of water purification and wastewater treatment systems at customer sites.

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

                       UNITED STATES FILTER CORPORATION
                        CONSOLIDATED INCOME STATEMENTS
                              SEPTEMBER 30, 1995
                                  (UNAUDITED)

                                                        Three Months                     Six Months
                                                           Ended                            Ended
                                                        September 30,                   September 30,
                                                 ----------------------------     -----------------------------
                                                      1995           1994             1995             1994
                                                 -------------    -----------     ------------     ------------
Revenues                                          $108,308,000     67,201,000      199,847,000      122,264,000
Cost of sales                                       74,802,000     47,916,000      138,467,000       87,758,000
                                                  ------------    -----------     ------------     ------------
       Gross profit                                 33,506,000     19,285,000       61,380,000       34,506,000

Selling, general and administrative expenses        24,994,000     15,986,000       46,620,000       29,229,000
                                                  ------------    -----------     ------------     ------------
       Operating income                              8,512,000      3,299,000       14,760,000        5,277,000

Other income (expense):
       Interest expense                             (3,034,000)    (1,216,000)      (5,469,000)      (2,116,000)
       Other                                           616,000        586,000        1,342,000        1,112,000
                                                  ------------    -----------     ------------     ------------
                                                    (2,418,000)      (630,000)      (4,127,000)      (1,004,000)
                                                  ------------    -----------     ------------     ------------
       Income before taxes                           6,094,000      2,669,000       10,633,000        4,273,000
Income taxes                                         1,585,000        761,000        2,765,000        1,258,000
                                                  ------------    -----------     ------------     ------------
       Net income                                 $  4,509,000      1,908,000        7,868,000        3,015,000
                                                  ============    ===========     ============     ============

     Net income per common share                          0.19           0.12             0.35             0.18
                                                  ============    ===========     ============     ============

Weighted average number of shares outstanding       22,952,000     14,818,000       21,477,000       14,721,000


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